Exhibit 99.1

Skullcandy Announces Second Quarter 2011 Financial Results

Q2 Net sales increased 46.4% to $52.4 million

Net income increased 106.0% to $4.3 million

PARK CITY, Utah – August 16, 2011 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the second quarter ended June 30, 2011.

Second Quarter Highlights

•	Net sales increased 46.4% to $52.4 million, with domestic net sales increasing 46.2% and international net sales increasing 47.1%

•	Gross profit increased 46.4% to $26.8 million

•	Net income increased 106.0% to $4.3 million, or $0.22 per diluted share

•	EBITDA increased 45.2% to $9.9 million

Jeremy Andrus, Skullcandy’s President and CEO, stated “Our second quarter results are a testament to the strength of the Skullcandy brand and our differentiated operating model. Net sales in the quarter increased 46.4% to $52.4 million, driven by strong growth across our domestic, international and online businesses. Consistent with our plan, we continue to make meaningful investments in product development, marketing and people. Skullcandy’s innovative products combined with our authentic roots in music, fashion and action sports uniquely position the brand with consumers around the world. We believe this positioning, along with the continued global expansion of mobile devices and portable media, provides a strong foundation for the company’s continued long-term growth.”

Second Quarter Results

Net sales in the second quarter of 2011 increased 46.4% to $52.4 million from $35.8 million in the same period of the prior year. Domestic net sales increased 46.2% to $42.1 million and international net sales increased 47.1% to $10.3 million. Online net sales, which are included in domestic net sales, increased 284.3% to $4.3 million in the second quarter of 2011 from $1.1 million in the same period of the prior year.

Gross profit in the second quarter of 2011 increased 46.4% to $26.8 million from $18.3 million in the same period of the prior year. Gross profit as a percentage of net sales was 51.1% for the three months ended June 30, 2011 compared to 51.2% for the three months ended June 30, 2010.

Selling, general and administrative (SG&A) expenses in the second quarter of 2011 increased 84.3% to $17.2 million from $9.3 million in the same period of the prior year. The increase was primarily the result of $3.7 million in increased payroll-related expenses due to an expanding employee base to support planned growth, as well as an additional $2.9 million in increased marketing expenses primarily related to increased in-store advertising, in-store displays, tradeshow attendance, and event sponsorship. Income from operations increased 6.8% to $9.6 million from $9.0 million in same period of the prior year.

Net income in the second quarter of 2011 was $4.3 million, or $0.22 per diluted share, based on 19.8 million weighted average common shares outstanding. Net income in the same period of the prior year was $2.1 million, or $0.11 per diluted share, based on 19.1 million weighted average common shares outstanding. Net income of $2.1 million in the second quarter of 2010 included a $2.3 million expense related to the fair value of amounts that were payable as additional consideration to non-employee stockholders pursuant to the securities purchase and redemption agreement in 2010.

EBITDA in the second quarter of 2011 increased 45.2% to $9.9 million from $6.8 million in the same period of the prior year. Adjusted EBITDA increased 8.9% to $9.9 million from $9.1 million in the same period of the prior year. For a reconciliation of EBITDA and adjusted EBITDA to net income, see the accompanying tables.

Outlook

For 2011, the Company expects net sales in the range of $208 million to $218 million and diluted earnings per share in the range of $0.65 to $0.70, based on diluted weighted average shares outstanding of approximately 23.7 million. Diluted earnings per share for 2011 includes $6.7 million of one-time expenses ($5.3 million net of tax effects) that the Company expects to incur in the third quarter. These one-time expenses were incurred in connection with the Company’s initial public offering and relate to the securities purchase and redemption agreement and the debt discount and deferred financing fees related to the conversion of the convertible note. Excluding these one-time expenses, the Company expects adjusted diluted earnings per share in the range of $0.87 to $0.92, based on diluted weighted average shares of approximately 23.7 million.

Call Information

A conference call to discuss the second quarter 2011 results is scheduled for today, August 16, 2011, at 4:30 PM Eastern Time/2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com, and analysts and investors can participate in the live call by dialing (719) 325-4876. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through August 23, 2011. To access the telephone replay, listeners should dial (858) 384-5517 and enter ID #7988438.

About Skullcandy, Inc.

Skullcandy is a leading audio brand that reflects the collision of the music, fashion and action sports lifestyles. The Skullcandy brand and distinctive logo symbolize youth and rebellion and embody the company’s motto “Every revolution needs a soundtrack.” Skullcandy headphones feature the distinctive Skullcandy sound and leading-edge design. Skullcandy products are currently sold in the United States, as well as in more than 70 countries around the world and through its website.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s guidance, future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s ability to extend the recognition and reputation of its brand, to continue to develop innovative and popular products, to respond to changes in consumer preferences, to grow its international business and other factors that are detailed in the Company’s registration statement on Form S-1, including the Risk Factors contained in the Company’s registration statement, which is available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

Alecia Pulman

203-682-8200

Alecia.Pulman@icrinc.com

Investors:

John Rouleau

203-682-8200

John.Rouleau@icrinc.com

-Financial Tables follow-

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$35,789	$52,397	$57,447	$88,415
Cost of goods sold	17,482	25,598	28,142	43,301

Gross profit	18,307	26,799	29,305	45,114
Selling, general and administrative expenses	9,346	17,225	16,918	31,624

Income from operations	8,961	9,574	12,387	13,490
Other (income) expense	2,282	(5)	3,808	(18)
Interest expense	381	397	561	671
Interest expense—related party	1,539	1,893	3,548	3,617

Income before income taxes	4,759	7,289	4,470	9,220
Income taxes	2,692	3,031	3,204	3,883

Net income	2,067	4,258	1,266	5,337

Preferred dividends	(7)	(8)	(14)	(17)

Net income available to common stockholders	$2,060	$4,250	$1,252	$5,320

Net income per common share
Basic	$0.15	$0.30	$0.09	$0.37
Diluted	0.11	0.22	0.06	0.27
Weighted average common shares outstanding
Basic	13,946,277	14,248,276	13,892,800	14,212,716
Diluted	19,128,801	19,755,269	19,263,918	19,787,550

SKULLCANDY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except per share information)

	As of December 31,	As of June 30,
	2010	2011
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,462	$2,810
Accounts receivable, net	46,676	33,538
Inventories	22,560	41,889
Prepaid expenses and other current assets	5,157	4,690
Deferred taxes	3,711	2,853

Total current assets	84,566	85,780
Property and equipment, net	3,967	6,167
Intangibles	561	2,956
Goodwill	—	7,633
Deferred financing fees	3,800	5,239
Deferred taxes	430	702

Total assets	$93,324	$108,477

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$13,456	$19,178
Accrued liabilities	15,529	10,978
Bank line of credit	10,802	22,407

Total current liabilities	39,787	52,563
Long term debt	4,104	4,107
Long term debt, related party, net of unamortized discounts $1,361 and $1,127 as of December 31, 2010 and June 30, 2011, respectively	69,256	64,348
Commitments and contingencies (see note 11)
Redeemable convertible preferred stock, par value $0.0001 per share 411,379 shares authorized, 401,254 shares issued and 321,710 shares outstanding at December 31, 2010 (aggregate liquidation preference of $2,736 at December 31, 2010). 411,379 shares authorized, 401,254 shares issued and 321,710 shares outstanding at June 30, 2011 (unaudited) (aggregate liquidation preference of $2,736 at June 30, 2011).	2,534	2,534
Stockholders’ deficit:
Common stock, par value $0.0001 per share; 200,000,000 shares authorized, 18,977,560 shares issued and 14,151,158 shares outstanding at December 31, 2010, 200,000,000 shares authorized, 19,072,200 shares issued, and 14,250,754 shares outstanding at June 30, 2011 (unaudited)	1	1
Treasury stock, 4,826,402 shares at cost at December 31, 2010, and June 30, 2011 (unaudited), respectively	(43,294)	(43,294)
Additional paid-in capital	9,197	11,159
Retained earnings	11,739	17,059

Total stockholders’ deficit	(22,357)	(15,075)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$93,324	$108,477

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Six Months Ended June 30,
	2010	2011
	(unaudited)	(unaudited)
Operating activities
Net income	$1,266	$5,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	274	590
Provision for doubtful accounts	35	788
Deferred income taxes	—	586
Noncash interest expense	2,201	2,541
Change in value of derivatives related to stockholder payables	3,804	—
Stock-based compensation expense	1,219	1,656
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	2,702	12,415
Inventories	2,686	(16,324)
Prepaid expenses and other	(1,399)	(2,725)
Accounts payable	3,325	3,573
Income taxes payable	(2,028)	2,587
Accrued liabilities and other current liabilities	(880)	(5,875)

Net cash provided by operating activities	13,205	5,149

Investing activities
Purchase of property and equipment	(1,084)	(2,261)
Purchase of intangible assets	(31)	(196)
Business acquisition	—	(10,837)

Net cash used in investing activities	(1,115)	(13,294)

Financing activities
Net borrowings on bank line of credit	10,509	11,604
Repayment of long-term debt	(20,730)	(7,161)
Proceeds from exercise of stock options and warrants	122	50

Net cash provided by (used in) financing activities	(10,099)	4,493

Net increase (decrease) in cash and cash equivalents	1,991	(3,652)
Cash and cash equivalents, beginning of period	1,732	6,462

Cash and cash equivalents, end of period	$3,723	$2,810

Supplemental cash flow information:
Cash paid for interest	2,366	1,665
Cash paid for income tax	5,145	584

SKULLCANDY, INC.

Reconciliation of net income to EBITDA and Adjusted EBITDA

(in thousands of dollars)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
Net income	$2,067	$4,258	$1,266	$5,337
Income taxes	2,692	3,031	3,204	3,883
Interest expense	1,920	2,290	4,109	4,288
Other (income) expense	—	(5)	5	(18)
Depreciation and amortization	148	342	274	590

EBITDA	6,827	9,916	8,858	14,080

Other (income) expense	2,282	—	3,803	—

Adjusted EBITDA	$9,109	$9,916	$12,661	$14,080

Non-GAAP Measures

EBITDA, for the periods presented, represents net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA gives further effect to the recording of additional other expense of $2.3 million and $3.8 million for the three and six months ended June 30, 2010, respectively, which represents the fair value of amounts payable as additional consideration to non-employee stockholders pursuant to the securities purchase and redemption agreement in 2010. These expenses were one-time charges associated with a historical capital transaction and management believes they do not correlate to the underlying performance of our business. As a result, the Company believes that adjusted EBITDA provides important additional information for measuring our performance, provides consistency and comparability with the Company’s past financial performance, facilitates period to period comparisons of the Company’s operations, and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The Company’s management team uses this metric to evaluate the Company’s business and believes it is a measure used frequently by securities analysts and investors. Adjusted EBITDA does not represent, and should not be used as a substitute for income from operations or net income, as determined in accordance with GAAP. The Company’s definitions of EBITDA and adjusted EBITDA may differ from that of other companies.